LICENSE AGREEMENT

BETWEEN

MOTOROLA, INC.

AND

FORWARD INDUSTRIES, INC.

TABLE OF CONTENTS

1. DEFINITIONS 2. GRANT OF LICENSE 3. SAMPLES; QUALITY CONTROL	4 7 7
4. APPROVED MANUFACTURERS	9
5. APPEARANCE OF TRADEMARKS TRADEMARK NOTICES	10
6. PROTECTION OF TRADEMARKS 7. PRODUCT WARRANTY AND SUPPORT 8. ROYALTIES AND REPORTS 9. SALES AND MARKETING 10. TERM AND TERMINATION	11 12 13 15 16
11. POST TERMINATION RIGHTS AND OBLIGATIONS 12. CONFIDENTIALITY AND INTELLECTUAL PROPERTY 13. EXPORT 14. REPRESENTATIONS AND WARRANTIES 15. INDEMNITY AND INSURANCE	18 20 22 22 23
16. DISPUTE RESOLUTION	24
17. FORCE MAJEURE 18. LIMITATION OF LIABILITY	25 26
19. COMPLIANCE WITH LAWS	26
20. INTELLECTUAL PROPERTY	26
21. PRESS RELEASES	27
22. ETHICS AND CONFLICTS OF INTEREST 23. NOTICES	27 27
24. ASSIGNMENT OF RIGHTS AND SUBLICENSE	28
25. FREEDOM OF ACTION	29

26. APPROVALS	29
27. WAIVER OF DEFAULT OR OTHER RIGHTS	29
28. SEVERABILITY	29
29. SECTION HEADINGS	29
30. EXHIBITS	29
31. SURVIVAL	30
32. TIME IS OF THE ESSENCE	30
33. RIGHTS CUMULATIVE	30
34. ENTIRE AGREEMENT	30
35. GOVERNING LAW	30

EXHIBITS

A,         Products, Territory, Rates and Term

B.         Trademarks

C.        Trademark Use Guidelines

D.        Specifications

E.         Sample Manufacturer’s Agreement

F.         Product Warranty

G.        Licensor Exclusive Accounts

H.         Compliance with Laws and Ethical Standards

LICENSE AGREEMENT

THIS AGREEMENT is made between:

(1)        MOTOROLA, INC., a Delaware corporation, having its principal office at 1303 East Algonquin Road, Schaumburg, Illinois 60196, USA (including its subsidiaries and affiliates, “Motorola” or “Licensor”); and

(2)        FORWARD INDUSTRIES, INC., a New York corporation, having its principal office at 1801 Green Road, Pompano Beach, Florida 33064, (“Licensee”).

with reference to the following recitals:

,A.        Motorola is the owner of certain Trademarks, including MOTOROLA and the Stylized M logo. The Trademarks constitute valuable rights owned and used by  Motorola in conducting its business and designating the origin or sponsorship of distinctive branded products by Motorola;

B.         Motorola wishes to license certain Trademarks for use in connection with accessories for cellular telephones;

C.         Licensee wishes to use the Trademarks upon and in connection with the manufacture, sale, marketing, and distribution of certain accessories for cellular telephones;

D.         Motorola desires to protect the integrity of its Trademarks and to preserve its right to label its products with its Trademarks so as to avoid consumer confusion and to distinguish its products from those of its competitors;

E.         Motorola and Licensee are parties to a license agreement entered into as of October 1, 2004, that expired by its terms December 31, 2007 (the “Prior Agreement”); and

F.         Licensee and Motorola agree that certain restrictions on Licensee’s use of the Trademarks are necessary to ensure that the Trademarks are not diluted or subjected to disrepute in the course of Licensee’s use of the Trademarks, that Motorola’s reputation is not subjected to disrepute, and that Motorola’s rights in the Trademarks and ownership of the Trademarks are preserved.

NOW, THEREFORE, in consideration of the mutual promises of this Agreement, the parties agree as follows:

1.         DEFINITIONS

1.1              In this Agreement:

“Affiliates” means affiliated, associated or subsidiary companies of Motorola or Licensee (as applicable) or persons or other entities with a common ownership, common management, or interest in or interlocking directorate with, Licensee or Motorola.

“Approved Sample” means Product or Product Materials which have been delivered to and approved in writing by Motorola’s Representative as provided in Section 3 of this Agreement.

“Approved Manufacturer” means a contract manufacturer or supplier to Licensee of the Product or Product Materials that has been approved by Motorola and that has executed a Manufacturer’s Agreement incorporating all of the terms of the Manufacturer’s Agreement set forth in Exhibit E.

“Business Day” means a day that is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close in Illinois or Florida.

“Days” means calendar days.

“Derivative Works” means any computer program, work, industrial design, ornamental design, product, service, improvement, supplement, modification, alteration, addition, revision, enhancement, new version, new edition, remake, sequel, translation, adaptation, design, plot, theme, character, story line, concept, scene, audio-visual display, interface element or aspect, in any medium, format, use or form whatsoever, whether interactive or linear and whether now known or unknown (including but not limited to sound recordings, phonorecords, computer-assisted media, games, books, magazines, periodicals, merchandise, animation, home videos, radio, motion pictures, cable and television), that is derived directly or indirectly, from any Motorola Intellectual Property, or any part or aspect of any thereof, or that uses or incorporates any of the Motorola Intellectual Property, or any part or aspect of any thereof.

“Effective Date” means January 1, 2008.

“Gross Sales” means the total amount billed by Licensee for Products sold to its customers, other than Motorola, its subsidiaries and its affiliates.

“Intellectual Property Rights” means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing: (i) rights associated with works of authorship throughout the universe, including but not limited to copyrights (including without limitation the sole and exclusive right to prepare Derivative Works of copyrighted works and to copy, manufacture, reproduce, lend, distribute copies of, modify, publicly perform and publicly display the copyrighted work and all derivative works thereof), moral rights (including without limitation any right to identification of authorship and any limitation on subsequent modification) and mask-works; (ii) rights in and relating to the protection of trademarks, service marks, trade names, goodwill, rights in packaging, rights of publicity, merchandising rights, advertising rights and similar rights; (iii) rights in and relating to the protection of trade secrets and confidential information; (iv) patents, designs, algorithms and other industrial property rights and rights associated therewith; (v) other intellectual and industrial property and proprietary rights (of every kind and nature throughout the universe and however designated) relating to intangible property that are analogous to any of the foregoing rights (including without limitation logos, character rights, “rental” rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; (vi) registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing); and (vii) rights in and relating to the sole and exclusive possession, ownership and use of any of the foregoing throughout the universe, including without limitation the right to license and sublicense, franchise, assign, pledge, mortgage, sell, transfer, convey, grant, gift over, divide, partition and use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing).

“Laws” mean any and all applicable published laws, rules, regulations, including, but not limited to, local and national laws, rules and regulations, treaties, ministerial guidance or guidelines, generally accepted voluntary industry standards, association laws, codes, etc. pertaining to any activities of Motorola or any third party engaged by Motorola in connection with the performance of the obligations arising under this Agreement.

“Manufacturer’s Agreement” means an agreement among Motorola, Licensee and a manufacturer or supplier of the Product or Product Materials incorporating all of the terms of the Manufacturer’s Agreement set forth in Exhibit E.

“Net Sales” means Gross Sales, less refunds, credits and allowances actually allowed to customers for returned Products.

“Product” or “Products” means specific products or product categories as established in Exhibit A for which the Licensee is authorized under this Agreement and which have been approved by Motorola as provided in this Agreement and which bear the Trademarks.

“Product Materials” means to the extent required by this Agreement, warranty statement, user guide, packaging and marketing materials, including but not limited to point-of-sale materials, publicity, advertising, signs, catalogs, product brochures and other in-box materials relating to the Products.

“Promptly” means a reasonable effort to perform within 10-15 business days.

“Sales Year” or “Sales Years” means a period of time that is twelve months or less in time, as defined in Exhibit A, during which sales of Products are measured.

“Specifications” means the Cosmetic Specifications and Materials and Methods Specifications attached hereto as Exhibit D.

“Territory” means the authorized counties referred to in Exhibit A subject to the restrictions in Section 13.

“Trademarks” means one or more of the trademarks, trade names, logos, trade dress,  and service marks referred to in Exhibit B.

“Trademark Use Guidelines” shall be those Motorola guidelines for use of the Trademarks, as provided in Exhibit C.

2.         GRANT OF LICENSE

2.1       Motorola grants to Licensee, subject to the terms and conditions of this Agreement, the non-exclusive right to use the Trademarks upon the Products and in connection with the manufacture, sale, marketing and distribution of the Products in the Territory.

2.2              Licensee may manufacture Products or have Products manufactured for it anywhere in the world subject to the terms of this Agreement including the restrictions and obligations of Sections 3, 13 and 19 of this Agreement.

2.3              Licensee is further authorized to use in the Territory the Trademarks in Product Materials directly related to Products including in publicity, advertising, signs, catalogs, product brochures, packaging, point-of-sale materials and other forms of advertising, subject to the terms and conditions of this Agreement.

3.          SAMPLES; QUALITY CONTROL

3.1       Motorola shall provide Licensee with artistic renderings of the Trademarks and with Trademark Use Guidelines identified in Exhibit C.  Licensee shall use the Trademarks only as provided in the artistic renderings provided by Motorola and shall comply with the Trademark Use Guidelines provided by Motorola.

3.2       Motorola will attend a quarterly meeting with Licensee to provide information and strategize regarding the future planned launch of Motorola mobile phones and accessories for which Licensee might plan to make compatible Products.

3.3       Samples.  Licensee shall produce and submit to Motorola samples of any Product(s) it proposes to market or sell under this Agreement.    Motorola agrees to Promptly review the sample(s) and notify Licensee of its decision in writing to designate the sample(s) as approved or not approved. Motorola may approve or disapprove any sample in its sole discretion.

3.4        Technical Specifications.    All products must comply with the Materials and Methods and Cosmetic Specifications (“Specifications”) attached hereto as Exhibit D.

3.5        Final Production Samples. Licensee must also obtain Motorola’s written approval of final production samples of each Product and all Product Materials, prior to the sale, publication, distribution or use of such Product and/or Product Materials. Licensee shall furnish, at no cost to Motorola, three final production samples of each Product and corresponding Product Materials to Motorola’s Representative who may retain such final samples at Motorola’s discretion.   Licensee acknowledges that Motorola may perform SAR tests on the production samples and that no production sample will be approved unless it passes SAR testing.  Motorola agrees to Promptly after submission of Product samples notify Licensee in writing if it approves of such final production samples of each Product and final production samples of Product Materials.  If such Product and/or Product Materials are not approved, Motorola will in such notice advise Licensee of the reasons, including corrections required by Motorola.  Licensee shall make all such corrections at its expense, or withdraw the proposed Product and/or Product Materials from consideration.  Any review and/or approval by Motorola shall not relieve Licensee from its obligations provided in this Agreement.  Sections 3.2 and 3.4 shall not apply to Products sold in the Territory pursuant to the Prior Agreement and which have not been modified by Licensee or at Motorola’s direction subsequent to their final approval for production and sale under that license.  Licensee shall not manufacture any Product until it has received written approval from Motorola.

3.6    Licensee agrees that, once approved, it will not make any changes to an approved Product or Product Materials without seeking new approval from Motorola.  Individual Approved Products may not be bundled together without separate approval of the bundle and its Product Materials. .  Each Product and the Product Materials shall at all times: (i) conform to the terms of this Agreement; (ii) conform to the Trademark Use Guidelines and the Specifications and (iii) be the same in appearance, form, fit, function, quality and regulatory compliance to the Approved Sample of the Product or Product Materials.    If at any time the Product and/or Product Materials fail to meet these requirements, Licensee shall Promptly, but in no event later than thirty (30) days of becoming aware of such failure, make all changes necessary to bring such Product and/or Product Materials into conformance, or cease using the Trademarks on a nonconforming Product and/or Product Materials, or cease selling the Product. In addition, Licensee may be required by Motorola within ten (10) business days after becoming aware of such nonconformance, take steps to withdraw any nonconforming Products and/or Product Materials from the market if reasonably determined by Motorola to be a nonconformance creating significant safety, quality, customer satisfaction or negative brand impact issues.

3.7       If requested by Motorola due to reasonable concerns over nonconformance with the Approved Samples, Licensee shall, at its own expense, submit to Motorola’s  Representative the results of inspections and tests that have been performed by an independent testing laboratory approved by Motorola on randomly selected samples of each Product to show conformance. In addition, Motorola may require Licensee, at Licensee’s own expense, to perform tests at an independent laboratory approved by Motorola to show conformance of the Product with the Approved Samples. At its sole discretion, Motorola may purchase the Product, at its own expense, from retail outlets or from distributors and review the Product and Product Materials to ensure that they conform in appearance, form, fit, function, quality and regulatory compliance to the Approved Samples, the Specifications and the Trademark Use Guidelines.

3.8       Upon five (5) business days’ notice to Licensee, Motorola shall have the right to conduct or have conducted, during regular business hours, an examination of Products manufactured by or for Licensee (including those assembled or tested) at Licensee’s facilities to determine compliance of such Products with the Approved Sample(s) and the Trademark Use Guidelines and the Specifications.

3.9       Costs.  Motorola and Licensee shall each bear their own costs, including, but not limited to, reasonable and necessary travel and inspection services associated with the inspection and testing of Products for conformance with the requirements of this Section 3 , except that Licensee alone shall bear any costs associated with the inspection and testing of Products that are conducted by an independent testing laboratory as referenced in Section 3.7 and shall bear the cost of the samples referenced in this Agreement.

4.         APPROVED MANUFACTURERS

4.1       Licensee must obtain Motorola’s written consent prior to using any third party to manufacture or to supply Licensee with any Product. Licensee shall forward to Motorola a written list of proposed manufacturers or suppliers and the Products that each is to manufacture or supply and the location(s) where such Products shall be manufactured. Motorola may request any additional business or credit information regarding the proposed manufacturer or supplier it deems necessary to make a determination.  Motorola agrees to Promptly review the list and to notify Licensee of its decision, and, if not approved, to advise Licensee, in writing stating the reasons why such manufacturer or supplier is not acceptable.  A manufacturer or supplier who is so approved is an Approved Manufacturer for only that Product for which it is approved and only after executing a Manufacturer’s Agreement.

4.2       Prior to manufacturing any Product or using any manufacturer to manufacture any Product, Licensee shall have the proposed manufacturer execute a Manufacturer’s Agreement that has terms that are legally enforceable in the jurisdiction in which the Products  are manufactured or supplied and includes at least the same terms and conditions as those set out in the Manufacturer’s Agreement in Exhibit E.  Licensee may include additional terms in the Manufacturer’s Agreement provided they do not result, in the opinion of Motorola, in a reduction in the protections and remedies available to Motorola under the terms in Exhibit E. A copy of the executed Manufacturer’s Agreement shall be delivered to Motorola before the Licensee or any Approved Manufacturer may commence the manufacture or supply of any Product.

4.3       Should either party become aware of any applicable published laws or regulations in any jurisdiction in the Territory that are inconsistent with the provisions and intent of the Manufacturer’s Agreement, it shall notify the other party within five (5) days of becoming aware of such inconsistency.

4.4       If Motorola determines that an Approved Manufacturer has breached any Manufacturer’s Agreement in any material respect, Motorola shall advise the Licensee of the breach in reasonable detail and, instruct Licensee to enforce the Manufacturer’s Agreement against the breaching Approved Manufacturer. If Licensee determines that an Approved Manufacturer has breached any Manufacturer’s Agreement in any material respect, Licensee shall immediately give notice to Motorola of such breach.  In either case Licensee will use commercially reasonable efforts to enforce the Manufacturer’s Agreement against the breaching Approved Manufacturer by obtaining a cure of the breach or terminating the Manufacturer’s Agreement within thirty (30) days. If the Licensee or the Approved Manufacturer fails within this thirty (30) day period to (i) cure such breach to the satisfaction of Motorola or (ii) to suspend the manufacture of Products under the Manufacturer’s Agreement pending cure of such breach to the satisfaction of Motorola, all rights to manufacture Product under this Agreement are immediately terminated and that Approved Manufacturer shall immediately be terminated as an Approved Manufacturer.

4.5       Licensee acknowledges that any failure by Licensee to enforce or terminate any Manufacturer’s Agreement against a breaching Approved Manufacturer in accordance with this Article 4 is a material breach of this Agreement, and that such failure will cause irreparable harm and damages to Motorola.

4.6       If Licensee fails or refuses to immediately comply with or enforce the Manufacturer’s Agreement against the breaching Approved Manufacturer in accordance with Section 4.4, Motorola shall have the right commencing three business days after written notice to Licensee to enforce the provisions of the Manufacturer’s Agreement against the Licensee or the breaching Approved Manufacturer. In such cases, the cost of enforcing the Manufacturer’s Agreement, including but not limited to attorneys fees, shall be paid by Licensee, whether the Manufacturer’s Agreement is enforced by Motorola or Licensee. Licensee agrees to cooperate fully with Motorola, at Licensee’s own expense, in all actions to enforce a Manufacturing Agreement.

4.7       Upon seven (7) business days’ notice to the Approved Manufacturer, Motorola shall have the right to inspect or have inspected, at Motorola’s expense, the manufacturing facilities of the Approved Manufacturer during regular business hours to determine compliance with the terms of the Manufacturer’s Agreement and compliance of the Products and the Product Materials with the Approved Samples, the Specifications and the Trademark Use Guidelines. If at any time the Products and/or Product Materials fail to conform to the Trademark Use Guidelines, or the Specifications or are not the same in appearance, form, fit, function, quality and regulatory compliance to the Approved Sample(s), Motorola or its authorized representative shall so notify Licensee. Upon such notification, Licensee shall Promptly, but in no event later than thirty (30) business days, work with the Approved Manufacturer to make all changes necessary to bring such Products and/or Product Materials into conformance, or cease using the Trademarks on such nonconforming Products and/or Product Materials, or cease selling such Products.   In addition, Licensee may be required by Motorola within ten (10) business days after becoming aware of such nonconformance, take steps to withdraw any nonconforming Products and/or Product Materials from the market if reasonably determined by Motorola to be a nonconformance creating significant safety, quality, customer satisfaction or negative brand impact issues.

5.         APPEARANCE OF TRADEMARKS; TRADEMARK NOTICES

5.1       All products and Product materials shall comply with the Trademark use Guidelines.  Motorola may change the Trademarks Use Guidelines regarding the style, appearance and manner of use of the Trademarks as necessary, in its sole discretion.  If Motorola requires Licensee to implement such changes, it shall give written notice to Licensee of any such change(s). Licensee shall Promptly implement the revised Trademarks Use Guidelines on a running change basis, but in no event later than one hundred twenty (120) business days of Licensee’s receipt of Motorola’s notification of any change in the Trademarks Use Guidelines. Licensee shall be permitted in accordance with the terms of this Agreement, to sell, in the ordinary course of business, Product inventory that exists at the time of receipt of such notice.

5.2       Motorola may require, where practicable, that the following notices, all or in part, be used on the Products and/or Product Materials to identify the licensed use under the Agreement and the proprietary rights of Motorola:

Motorola TM attribution statement for Licensee packaging:

Manufactured, distributed or sold by "FORWARD INDUSTRIES, INC.", official licensee for this product.  Motorola, the Stylized M Logo, and other Motorola trademarks and trade dress are owned by Motorola, Inc. and are used under license from Motorola, Inc.  MOTOROLA and the Stylized M Logo are registered in the US Patent & Trademark Office. All other product or service names are the property of their respective owners.   © Motorola, Inc. 200X.  (with X being the date of publication). All rights reserved.

Please contact customer service at 800-872-3935  for questions/comments, warranty, support or service related to this product.

Motorola TM attribution statement for Licensee Collateral:

Motorola, the Stylized M Logo, and other Motorola trademarks and trade dress are owned by Motorola, Inc. and are used under license from Motorola, Inc.  MOTOROLA and the Stylized M Logo are registered in the U.S. Patent & Trademark Office.  All other products or service names are the property of their respective owners. © Motorola, Inc. 200X. (with X being the date of publication) All rights reserved.

5.3       Motorola may require through written notice and a reasonable time for implementation that Licensee adopt and use different Trademarks and/or Product Materials specifications for different countries in the Territory, and Licensee agrees to be bound by such requirements of Motorola.

6.          PROTECTION OF TRADEMARKS

6.1       Licensee acknowledges that Motorola is the exclusive owner of the Trademarks and any trademark incorporating all or any part of the Trademarks. Without limiting the foregoing, Licensee hereby assigns to Motorola all right, title and interest in the Trademarks, together with the goodwill attaching thereto that may inure to Licensee in connection with this Agreement or from its use of the Trademarks hereunder.  Licensee agrees to execute and deliver such documents as necessary for Motorola to register Licensee as registered user or permitted user in any country, or to withdraw Licensee as a registered user or permitted user, of the Trademarks.  All use of the Trademarks by Licensee shall inure to the sole benefit of Motorola.  Licensee shall cooperate and shall execute all papers reasonably requested by Motorola to affect further registration, maintenance and renewal of the Trademarks at the sole expense of Motorola.

6.2       Licensee will not encourage or assist a third party to register, or attempt in any country to register the copyright, or to register as a trademark, service mark, design patent or industrial design, any portion of the Motorola Intellectual Property Rights or derivations or adaptations thereof, or any work, symbol or design that is so similar thereto as to suggest association with or sponsorship by Motorola.  In the event of any breach of the foregoing, Licensee agrees to terminate the unauthorized registration activity and to execute and deliver, or cause to be delivered, to Motorola such assignments and other documents as Motorola may require to transfer to Motorola all rights to the registrations, patents or applications involved.  Licensee will not, nor will it encourage or assist a third party to, challenge the validity or ownership of any patent, copyright, trademark, or other Intellectual Property Rights or registrations of Motorola.

6.3       If Licensee learns of any infringement of the Trademarks or of the existence, use or promotion of any mark or design similar to the Trademarks, Licensee shall Promptly notify Motorola. Motorola shall have the sole right and discretion to decide what legal proceedings or other action, if any, shall be taken, by whom, how such proceedings or other action shall be conducted. Any legal proceedings instituted pursuant to this Section 6.3 shall be for the sole benefit of Motorola.  Licensee shall, at the request of Motorola, cooperate and assist Motorola in any such suit or action, provided that Motorola will reimburse Licensee for all documented reasonable costs, including attorneys’ fees.

6.4       In the performance of this Agreement, Licensee shall comply with applicable laws and regulations, and those laws and regulations particularly pertaining to the proper use and designation of trademarks in the countries of the Territory. Should Licensee be or become aware of any applicable laws or regulations that are inconsistent with the provisions of this Agreement, Licensee shall Promptly notify Motorola of such inconsistency. The parties then, shall in good faith, negotiate a modification to this Agreement such that it complies with applicable law and regulations or Motorola may terminate the license and rights granted hereunder in that jurisdiction, and the Territory set forth in Exhibit B shall be appropriately amended.

7.          PRODUCT WARRANTY AND SUPPORT

7.1       Licensee shall provide a warranty and support service plan for the Products.  Licensee must obtain Motorola’s written approval of the warranty and support service plan prior to the manufacture of any Product for each country in the Territory. Such warranty shall, at a minimum, provide a one-year warranty period and comply with the requirements set forth in Exhibit F, unless otherwise approved in writing by Motorola. Motorola agrees to Promptly notify Licensee if it approves the warranty and support plan or, if not approved, Motorola will advise the Licensee of corrections required by Motorola for the warranty and support service to be approved. Once the warranty and support service plan is approved, Licensee may use it with all Products.  However, if Licensee makes any modifications to the warranty and support service plan, it must re-submit the plan to Motorola for a new approval. Any approval by Motorola shall not relieve Licensee from its obligations set forth in this Agreement, including but not limited to complying with local laws on warranties in the Territories where the Products are sold.

7.2       Licensee will be fully responsible for all end user support service and warranty costs, including but not limited to the following (if applicable): transportation costs, Product replacements, service labor, field repair, refunds, returns, and other customer concessions to ensure each customer’s satisfaction for the duration of the applicable warranty period. Motorola may require Licensee to halt sales or to recall Product in whole or in part or to take other corrective actions where Motorola reasonably determines customer satisfaction, quality, safety, returns or compliance problem(s) exist.

7.3       All Product packaging shall include a conspicuous use of the telephone number and address for Licensee’s customer service department or customer service representative so that any questions regarding support service for the Products including warranty can be directed by the consumer or by Motorola to Licensee. At its sole discretion and when feasible, Motorola may also require the Licensee to affix a sticker on each Product indicating the telephone number of Licensee’s customer service department. Licensee shall provide the telephone number and address for customer service to Motorola for each Product before the initial sale of such Product. If Motorola determines that the number of questions regarding any Product that are directed by the consumer to Motorola exceed 1% of the number of such Products sold, Motorola and the Licensee shall mutually agree on a corrective action. If a reasonable corrective action cannot be agreed to, Motorola may require Licensee to withdraw such Product from the market or require Licensee to pay Motorola for future costs incurred related to such questions.

7.4       Throughout the period during which the warranty for any Product is in effect, Licensee shall provide a well-manned toll-free (where available) telephone service number for receipt of service calls for the Products. At a minimum, such telephone service number shall operate manned with live personnel during regular business hours for all time zones in which the Products are sold. At all other times, such telephone service number shall have, at a minimum, an automated message specifying the times during which the service number shall be manned with live personnel.

7.5       Licensee will collect, prepare reports or, maintain and, upon request, deliver to Motorola, all applicable data and records relating to Product warranty and warranty service rendered.  In addition, within thirty (30) days after the end of each quarterly period, Licensee shall furnish to Motorola‘s Representative a statement summarizing all significant problems and quality issues reported to Licensee’s customer service department for each Product in the preceding quarter.

8.          ROYALTIES AND REPORTS

8.1       Licensee agrees to pay Motorola a Royalty equal to the percentage shown in Exhibit A for each Product, of all Net Sales for the Products (”Royalty”).  Licensee shall pay the Royalties in quarterly periods ending on the last day of March, June, September and December during the Sales Year.  The Royalty obligation shall accrue upon the sale of the Products regardless of the time of collection by Licensee.  For purposes of this agreement, Products shall be considered “sold” on the date when such Products are billed, invoiced, shipped or paid for, whichever event occurs first.  No deductions shall be made for uncollectible accounts.  Royalties will be paid in US dollars.  If the gross sale price is expressed in any currency other than United States Dollars, the royalty rate shall be applied to that currency converted to United States Dollars based upon the exchange rate that appears in the “Currency Trading” section of the United States Eastern Edition of The Wall Street Journal on the last day of the quarterly period in which the royalties become due.

8.3       On or before the fifteenth (15th) day following each calendar quarter during the Sales Year, as set forth in Exhibit A, Licensee shall make a quarterly payment to Motorola which shall be calculated as follows:  The greater of the year-to-date Minimum Royalty due or the year-to-date Royalties due, minus the actual Royalty payments made for the Sales Year.  The Minimum Royalty due in each quarter shall be the Minimum set forth in Exhibit A.  Neither the expiration nor the termination of this Agreement shall relieve Licensee from its Royalty and Minimum Royalty payment obligations.

8.2       Fifteen (15) days after the close of each month, Licensee will also furnish to Motorola, on forms provided or approved by Motorola, a statement of Net Sales and number of units of all Products sold (whether or not subject to a royalty) during the immediately preceding month and statements of other information as the forms may require.  Such statements will be certified true and correct by a duly authorized officer of Licensee if Licensee is a corporation or by a principal of Licensee if Licensee is a partnership or sole proprietor.  Licensee shall send all payments required by this Section to Motorola at the address in Section 8.4 and statements required by this Section to the Category Manager at the address in Section 23.

8.3       Credits for Products for which royalties were previously paid shall be made against royalties in the quarter the Product returns are received and credited to Licensee’s customers.

8.4      All payments shall be electronically transferred to Motorola with all electronic transfer fees to be paid by Licensee at:

WIRE TRANSFERS:

Bank of America

100 West 33rd Street

New York, NY 10001

ABA#026009593

SWIFT Code: BOFAUS3N

Account Name: MOTOROLA INC

Account Number: 4426499628

8.5       During the term of this Agreement and for at least three (3) years following the termination or expiration of this Agreement, Licensee and its Affiliates shall maintain at Licensee’s or its Affiliate’s principal office such books and records including but not limited to production, inventory and sales records (collectively “Books and Records”) as are necessary to substantiate that (i) all statements submitted to Motorola hereunder were true, complete and accurate, (ii) all royalties and other payments due Motorola hereunder shall have been paid to Motorola in accordance with the provisions of this Agreement, and (iii) no payments have been made, directly or indirectly, by or on behalf of Licensee to or for the benefit of any Motorola employee or agent who may reasonably be expected to influence Motorola’s decision to enter this Agreement or the amount to be paid by Licensee under this Agreement.  (As used in this Section, “payment” shall include money, property, services, and all other forms of consideration.)  All Books and Records shall be maintained in accordance with generally accepted accounting principles consistently applied.  During the term of, and for three (3) years after the termination or expiration of this Agreement, the Books and Records shall be open to inspection, audit, and copy by or on behalf of Motorola during business hours.

8.6       If any examination reveals that Licensee has underpaid the royalty, Licensee shall pay the shortfall to Motorola within ten (10) days of being notified of the shortfall. Motorola shall bear the costs and expenses of conducting each examination. However, if the examination reveals that Licensee has underpaid the royalty by more than five percent (5%) of the actual amount due, Licensee shall reimburse Motorola for all costs and expenses incurred in conducting the examination.

8.7       Licensee shall pay any tax (and any related interest and penalties), however designated, imposed solely as a result of the existence or operation of this Agreement including any tax that Licensee is required to withhold or deduct from payments to Motorola, except (i) any such tax constituting an income tax imposed upon Motorola (including its subsidiaries and Affiliates) by any governmental entity within the United States proper (the fifty (50) states and the District of Columbia); and (ii), if the aforesaid office of Licensee is located in or relocated to a jurisdiction outside of the United States proper, any foreign tax imposed on Motorola or any of its subsidiaries if such tax is allowable as a credit against U.S. income taxes of any of such companies. In the case of taxes imposed pursuant to sub-section ii of this Section, Licensee shall furnish Motorola with any evidence required by United States taxing authorities to establish that such tax has been paid.

8.8       Interest.  Any payment or underpayment under this Agreement that is delayed beyond the due date shall be subject to an interest charge, calculated on the due date and monthly thereafter, of four percent (4%) over the United States prime rate (as reported by the Wall Street Journal on the due date and monthly thereafter) per annum, compounded monthly until paid, on the unpaid balance, payable in United States dollars.  If the amount of such interest exceeds the maximum interest rate permitted by law, such fee shall be reduced to such maximum.

9.          SALES AND MARKETING

9.1       Licensee shall provide Motorola with written descriptions in such detail as may be requested from time to time by Motorola of Licensee’s marketing and distribution program before the program’s implementation or modification.  Licensee shall not proceed with the implementation of the initial program or any modification of its marketing and distribution program without obtaining Motorola’s prior approval.

9.2       Licensee agrees to attend an Annual Review and Planning Meeting with Motorola to review the current year’s performance in comparison with previously projected goals and objectives and to adopt goals and objectives for the coming year.  Licensee agrees to develop and present a detailed sales marketing plan with projected goals and objectives for the coming year.  The sales marketing plans shall be structured with Motorola.   At least sixty (60) days prior to the annual meeting, each party agrees to provide the other party with a list of relevant issues and questions to be addressed, and the other party agrees to address the issues and questions at the Annual Review and Planning Meeting.  At the discretion of Motorola, Licensee agrees to attend semi-annual or other required performance review meetings with Motorola at a mutually agreed upon location.

9.3       Throughout the term of this Agreement, Licensee agrees to promote the sales of Products in retail outlets and distributors in the Territory.  In order to preserve the value and integrity of the Trademarks, the parties agree that the Products will be sold only in channels where the suitability of the trading premises, the customer service and the competence of the resellers are of sufficient quality and reliability and are appropriate for the resale of the Products consistent with Motorola’s brand image.  For the avoidance of doubt, the following channels would satisfy such requirements:  department stores, chain consumer electronics stores, boutique consumer electronics stores, and mass merchants. Motorola reserves the right to disapprove or withdraw approval of any specific retailer if, in Motorola’s reasonable belief, that retailer does not provide suitable service or competence or maintain a suitable trading premises, or may otherwise subject the Trademarks to devaluation or disrepute in any way.

9.4        Licensee agrees not to offer, without prior written approval from Motorola, branded products that are identical in function and in appearance to Products, except for the Trademarks, in the same retail outlets or distributors with the Products. Motorola acknowledges that the foregoing restriction is intended only to prohibit Licensee from offering items that are identical to the Products under a different brand name, and is not intended to prohibit Licensee from offering non-Trademarks branded products generally. In the event the parties mutually agree to customizations that differentiate the Products by including in appearance elements that create an identity associated with the Products, Licensee agrees to use and limit such customizations to the Products unless Motorola agrees in writing to their use for other products. Neither party assigns to the other party any rights in its industrial designs, Product designs, technology, and/or intellectual property in and associated with the Products unless specifically agreed to in writing by the owner.

9.5        Advertising Reserve.  Licensee agrees to reserve a minimum of 2% of wholesale price and use it for advertising, merchandising and promotion of the Product.  Licensee will provide a report at the Annual Review and Planning meeting detailing how the advertising reserve was used.  If Licensee fails to provide a detailed report demonstrating that the advertising reserve was used for advertising, merchandising and promotion activities related directly to the Product(s), Licensee shall pay the amount of the reserve to Licensor as a penalty.

10.       TERM AND TERMINATION

10.1     Unless sooner terminated in accordance with this Agreement, the license and rights granted under this Agreement shall commence on the Effective Date of the Agreement, and shall continue in effect until March 31st, 2009.  The parties may renew or extend the Term of this Agreement by mutual consent.

10.2     Without prejudice to any other rights that Motorola may have, Motorola may at any time give notice of termination of this Agreement effective immediately:

10.2.1  If Licensee shall be unable to pay its obligations when due, shall make any assignment for the benefit of creditors, shall file a voluntary petition in bankruptcy, shall be adjudicated bankrupt or insolvent, shall have any receiver or trustee in bankruptcy or insolvency appointed for its business or property, or shall make an assignment for the benefit of creditors;

10.2.2                If Licensee manufactures, sells, markets, or distributes any Products without obtaining Motorola’s approval as provided for by this Agreement or continues to manufacture, sell, market, or distribute any Products after receipt of notice from Motorola disapproving such items in accordance with the terms of this Agreement;

10.2.3        If Licensee breaches any provision of this Agreement relating to the unauthorized assertion of rights in the Trademarks;

10.2.4        If Licensee breaches any provision of this Agreement prohibiting Licensee from directly or indirectly arranging for manufacture by third parties, assigning, transferring, sublicensing, delegating or otherwise encumbering this Agreement or any of its rights or obligations; or

 10.2.5       If reasonable grounds for insecurity arise with respect to Licensee’s performance of this Agreement and Motorola demands adequate assurance of due performance in writing, and Licensee fails to provide such adequate assurance within five (5) days after the date of Motorola’s request therefore or within such other shorter period of time as Motorola may reasonably designate under the then existing circumstances.  The parties further agree that if Motorola has requested adequate assurances, Motorola may suspend its performance of this Agreement until Motorola receives such assurances in writing.

10.2.6        If Licensee shall fail for one hundred and twenty (120) consecutive days to continue the bona fide distribution and sale of the Products in commercially reasonable quantities throughout the Territory;

10.2.7              If the quality in any Products has reached unacceptable levels pursuant to Section 3 referenced herein and a mutually agreeable action plan to remedy the defects has not been established within seven (7) days from notice by Motorola, or if subsequent quality reports reveal that the defect rates have not been reduced to the acceptable standard.

10.2.8        If by May 31st, 2008 Licensee has not begun the bona fide distribution and sale of the Products in commercially reasonable quantities in the locations in the Territory agreed in the current marketing and distribution program adopted pursuant to Section 9 of this Agreement;

10.2.9        If Licensee fails to comply with applicable laws or ethical standards as provided in section 19.2, 22 and Exhibit G or refuses to allow an inspection to determine compliance with laws and ethical standards, as provided in section 19.3.

10.3     Without prejudice to any other rights that Motorola may have, Motorola shall have the right to terminate this agreement for any material breach thirty (30) days after mailing a written notice to Licensee describing the alleged breach in reasonable detail unless the breaches are cured in the reasonable discretion of Motorola within the thirty (30) day period.  Material breaches include but are not limited to the following:

10.3.1        If Licensee distributes or uses any Product Materials without obtaining Motorola’s approval as provided in this agreement;

10.3.2        If Licensee shall fail to make any payment due hereunder or provide any statement required hereunder;

                        10.3.3        If Licensee fails to obtain or maintain insurance as required by the Section 15 of this Agreement;

10.3.4        If Licensee breaches any material provision of this Agreement relating to the Territory including, but not limited to section 13;

10.3.5        If in Motorola’s reasonable determination significant customer satisfaction issues have arisen with any Product; or

10.3.6        Licensee fails to enforce or terminate a Manufacturer’s Agreement against a breaching Approved Manufacturer as required in Section 4.

     10.4 Licensee may terminate this Agreement for convenience at any time, with or without cause, by giving Motorola one-hundred eighty (180)  days prior written notice and upon payment of the Minimum Royalty for the 180-day period plus the remainder of the Minimum Royalty for the quarter in which the end of the 180-day period falls.   License shall also provide royalty reports for the 180 day period as provided in Section 8.

10.5  Without prejudice to any other rights that Licensee may have, including, without limitation, those under Section 22, Licensee shall have the right to terminate this Agreement:

10.5.1 for any material breach of this Agreement by Motorola ninety (90) days after mailing written notice to Motorola that specifies the alleged breach in reasonable detail, unless the breach or breaches are cured in the reasonable determination of Licensee within such ninety-day period;

10.5.2 immediately upon written notice to Motorola if any of the Trademarks is determined by a court of competent jurisdiction to infringe the rights of a third party; or

10.5.3  immediately upon written notice to Motorola if Motorola shall be unable to pay its obligations when due, shall make any assignment for the benefit of creditors, shall file a voluntary petition in bankruptcy, shall be adjudicated bankrupt or insolvent, shall have any receiver or trustee in bankruptcy or insolvency appointed for its business or property, or shall make an assignment for the benefit of creditors.

11.       POST-TERMINATION AND EXPIRATION RIGHTS AND OBLIGATIONS

11.1       If this Agreement is terminated for any cause under Section 10.2, Licensee and Licensee’s receivers, representatives, trustees, agents, administrators, successors or permitted assigns shall have no right after the effective date of termination to manufacture, sell, ship, market or distribute Products or to use any promotional and packaging material relating to the Products. Any Products not sold, shipped, and distributed by Licensee prior to termination must be destroyed or reprocessed so that the Trademarks are no longer present in whole or in part on the Products or on their Product Materials.  Upon Motorola’s request, Licensee shall provide evidence satisfactory to Motorola of such destruction or reprocessing of remaining Products or Product Materials. Licensee’s final statement and payment of royalties, which shall include the difference, if any, between all royalties based upon Net Sales for the termination Sales Year and the remaining Minimum Royalty for the termination Sales Year shall be received by Motorola within thirty (30) days after the effective date of termination.  Licensee shall send all payments and statements required by this Section 11.1 in accordance with Section 8.5.

11.2     After expiration of the initial term and any renewal term(s) of this Agreement or the termination of this Agreement under any provision other than Section 10.2, Licensee may sell, ship, market and distribute Products in the Territory that are on hand or in the process of manufacture at the date of expiration or at the time notice of termination is received for a period of ninety (90) days after the date of expiration or the date of notice of termination, as the case may be, provided that the royalties with respect to that period are paid and the appropriate statements for that period are furnished. Motorola shall have the right, but not the obligation, to purchase all or part of Licensee’s inventory of Products at cost upon expiration of the ninety (90) day sell-off period permitted by this Section 11.2. Unless purchased by Motorola, any Products not sold, shipped, and distributed by Licensee within this ninety (90) day period must be destroyed or reprocessed so that the Trademarks are no longer present in whole or in part on the Products or on their Product Materials. Upon Motorola’s request, Licensee shall provide evidence satisfactory to Motorola of such destruction or reprocessing of remaining Products or Product Materials.  After termination of this Agreement under Section 10.3, Licensee shall make the next quarterly statement and payment as required by Section 8 and Licensee shall make a final statement and payment of royalties including the difference, if any, between all royalties based upon Net Sales and the remaining Minimum Royalty for the termination Sales Year to Motorola no later than one hundred (100) days after the effective date of termination. After termination of this Agreement under section 10.4 and 10.5 Licensee shall make the next quarterly statement and payment as required by Section 8 and Section 10.4 and Licensee shall make a final statement and payment of royalties for all Products sold during the sell-off period to Motorola no later than one-hundred (100) days after the effective date of termination.  Licensee shall send all payments and statements required by this Section 11.2 in accordance with Section 8.5.

11.3     After the expiration or termination of this Agreement and except as provided in Section 11.2, all rights granted to Licensee under this Agreement shall forthwith revert to Motorola, and Licensee shall refrain from further use of the Trademarks or any further reference to the Trademarks, either directly or indirectly, or from use of any marks or designs similar to the Trademarks in connection with the manufacture, sale, marketing or distribution of Licensee’s products.  Licensee also shall turn over to Motorola all molds, silk-screens, and other materials that reproduce the Trademarks or shall give evidence satisfactory to Motorola of their destruction.  Licensee shall be responsible to Motorola for any damages caused by the unauthorized use by Licensee or by others of such molds, silk-screens or reproduction materials that are not turned over to Motorola.

11.4          Licensee acknowledges that its failure to cease the manufacture, sale, marketing or distribution of the Products and the Product Materials at the termination or expiration of this Agreement, except as provided in Section 11.2, will result in immediate and irreparable damage to Motorola and to the rights of any subsequent licensee of Motorola.  Licensee acknowledges and admits that there is no adequate remedy at law for failure to cease such activities, and Licensee agrees that in the event of such failure, Motorola shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

11.5          Within twenty (20) days after expiration or within ten (10) days after notice of termination of this Agreement, as the case may be, Licensee shall deliver to Motorola a written report indicating the number and description of the Products and Product Materials that it had on hand or in the process of manufacture as of the date of expiration or at the time termination notice is received.  Motorola may conduct a physical inventory in order to verify such report.  If Licensee fails to submit the required written report or refuses to permit Motorola to conduct such physical inventory, Licensee shall forfeit its rights under this Agreement to dispose of such inventory.  In addition to such forfeiture, Motorola shall have recourse to all other available remedies.

12.      CONFIDENTIALITY AND INTELLECTUAL PROPERTY

12.1     Motorola’s “Confidential Information” shall mean specifications, property, data, drawings, schematics, diagrams, dimensions, prints, reprints, information, business and financial information, customer and vendor lists, pricing and sales information.  Products created by Motorola for Licensee under this Agreement, submitted or presented by Motorola to Licensee under this Agreement, or jointly developed by the parties are deemed Motorola’s Confidential Information.

12.2     Licensee’s “Confidential Information” shall mean Licensee’s business and financial information, information concerning Licensee’s products and related specifications, property, data, drawings, schematics, diagrams, dimensions, prints and reprints, Licensee’s decoration process, including, without limitation, specifications, data, drawings, technical information, diagrams, schematics, Licensee’s customer and vendor lists, pricing and sales information, and Licensee’s customer information provided to Motorola by Licensee or to which Motorola otherwise gains access.  Products created by Licensee under this Agreement and submitted and presented to Motorola under this Agreement for approval, are deemed Licensee’s Confidential Information.

12.3     Each of the parties and its contractors agrees to maintain the confidentiality of the other party’s Confidential Information furnished in oral, visual, written and/or other tangible form including electronic form, and not disclose such Confidential Information to any third party, except as authorized by the other party in writing.  Each party further agrees to keep confidential the terms of this Agreement; except as required by applicable reporting requirements pursuant to the Federal securities laws; provided, however, that the parties shall issue a joint press release regarding this Agreement in a form, and at such time, as is mutually agreed upon by the parties in writing.

12.4     Each of the parties agrees to restrict disclosure of the other party’s Confidential Information to its employees and contractors who have a “need to know.” Each of the parties agrees that the other party’s Confidential Information shall be handled with the same degree of care that it applies to its own confidential information (but in no event less than reasonable care) and shall not be exported directly or indirectly to any restricted or prohibited country set forth in Section 13 or such other restricted or prohibited countries as may be designated by the United States Department of Commerce except in compliance with the regulations of the Office of Export Control for the United States Department of Commerce.

12.5     Licensee is the “Receiving Party” with respect to Motorola’s Confidential Information and Motorola is the “Receiving Party” with respect to Licensee’s Confidential Information. The parties agree to exclude from these obligations of confidentiality any Confidential Information that the Receiving Party can demonstrate: (i) is wholly independently developed by the Receiving Party without the use of the other party’s Confidential Information; or (ii) is known or becomes known to the general public without breach of this Agreement; or (iii) was known to the Receiving Party without confidential limitation at the time of disclosure by the other party as evidenced by documentation in the Receiving Party’s possession; or (iv) is approved for release by written authorization of the other party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; or (v) is disclosed in response to a valid order to a court, regulatory agency, or other governmental body in the United States or any political subdivision thereof, but only to the extent and for the purposes stated in such order; provided, however, that the Receiving Party shall first notify the other party in writing of the order and cooperate with the other party if the other party desires to seek an appropriate protective order; or (vi) is received rightfully and without confidential limitation by the Receiving Party from a third party.

12.6     In the course of its relationship with Motorola, Motorola may give Licensee access to Motorola’s facility including its manufacturing, distribution or accelerated life testing area.  Licensee agrees that the manufacturing, handling or testing techniques, processes, methodologies and know how embodied in equipment and equipment arrangements; equipment supplier names; and products under manufacture, handling or testing in Motorola’s facility are deemed to be Motorola Confidential Information, even if not identified as confidential at the time of disclosure and confirmed in correspondence.  In the course of its relationship with Licensee, Licensee may give Motorola access to Licensee’s facility including its manufacturing, distribution or accelerated life testing area.  Motorola agrees that the manufacturing, handling or testing techniques, processes, methodologies and know how embodied in equipment and equipment arrangements; equipment supplier names; and products under manufacture, handling or testing in Licensee’s facility are deemed to be Licensee Confidential Information, even if not identified as confidential at the time of disclosure and confirmed in correspondence.

12.7     Upon termination of this Agreement, all Confidential Information transmitted to the Receiving Party by the other party in record bearing media or other tangible form including electronic form, and any copies thereof made by the Receiving Party shall be either destroyed and its destruction certified in writing or, at the other party’s written request, returned to the other party, except that the Receiving Party shall be entitled to retain a secure copy of the other party’s Confidential Information for archival purposes only. Additionally, Motorola agrees to return Licensee’s Confidential Information upon Licensee’s written request, and Licensee agrees to return Motorola’s Confidential Information upon Motorola’s written request.

12.8          Licensee agrees that it will not in any manner use its knowledge of Motorola business for the benefit of itself (except in accordance with the terms of this Agreement) or any other party or divulge to others information or data concerning Motorola’s business affairs, including the names of customers, names of employees, number or character of contracts, marketing strategies and prices, terms or particulars of Motorola’s business.  Licensee will, in all things and in good faith, protect the good will of Motorola’s business and keep confidential its knowledge of such business affairs acquired prior to and during the terms of this Agreement. Motorola agrees that it will not in any manner use its knowledge of Licensee business for the benefit of itself (except in accordance with the terms of this Agreement) or any other party or divulge to others information or data concerning Licensee’s business affairs, including the names of customers, names of employees, number or character of contracts, marketing strategies and prices, terms or particulars of Licensee’s business.  Motorola will, in all things and in good faith, protect the good will of Licensee’s business and the Licensee Designs and keep confidential its knowledge of such business affairs acquired prior to and during the terms of this Agreement.

13.       EXPORT

13.1     Licensee agrees and represents that it is aware of all pertinent export laws and regulations and will not violate them in any material respect. To the extent that Licensee exports, transports or manufactures or has manufactured any products or technologies in any way connected to the Trademarks, Licensee hereby assures Motorola that it does not intend to and will not, without the prior written consent of the Office of Export Licensing of the U.S. Department of Commerce, P.O. Box 273, Washington, D.C. 20230, exports, transports, manufactures or have manufactured directly or indirectly (i) Products or other items in any way associated therewith or (ii) any technical information provided hereunder in, to or by (a) any individuals or entities listed in the Table of Denial Orders as published from time to time in Supplement No.2 to Part 764 of the above referenced regulations, (b) embargoed countries or foreign nationals of such countries, as may be changed from time to time, under U.S. export laws and regulations or (c) controlled countries and foreign nationals of such countries to the extent such products and technologies are defined as controlled technologies in the U.S. Export Administration Regulations Part 774. Embargoed and controlled countries are defined in the U.S. Export Administration Regulations Parts 740 Supplement No.1, 746 and 772 and currently include Cuba, Iran, Libya, North Korea, Sudan, and Syria.

14.       REPRESENTATIONS AND WARRANTIES

14.1     Motorola represents and warrants that it has the power to grant a license of the Trademarks in the Territory and that such grant is in compliance with applicable law and does not infringe the rights of any third party.  Motorola, at its expense, shall be responsible for obtaining and maintaining all licenses, permits and approvals necessary for Motorola to maintain its rights in the Trademarks No other warranties, express or implied, are given by Motorola, and all other warranties, express or implied, are expressly disclaimed by Motorola.

14.2     Licensee represents and warrants that at all times:

14.2.1       Except as provided  in Section 14.1,   Licensee has and shall maintain all rights and licenses needed to sell the Products and the Products do not infringe any patent, copyright, mask work right, moral right, trademark, service mark, trade secret and/or all other intellectual property rights and/or similar rights of any third party. Licensee is solely responsible for all royalties, fees or other payments to secure such rights and licenses for end user customers.

14.2.2       Licensee shall secure and maintain all certifications and requirements to sell the Products and Licensee shall affix all labels on the appropriate area of each Product regarding such certifications and requirements. Licensee shall provide written evidence of such certifications and approvals to Motorola upon Motorola’s request.

14.2.3       All Products are new, and do not contain anything used, except for warranty replacement Products and/or parts provided by Licensee all of which shall be conspicuously labeled as “Used” on the warranty replacement Product and/or part, on the carton, and on the shipping paperwork and Licensee shall have processes, procedures and documentation in place to comply with and substantiate this representation and warranty.

14.2.4       Product Materials shall not claim or suggest that any Products improve the health of users, have therapeutic capabilities, or can help the users to avoid injuries that otherwise might occur through the use of alternative products.

14.2.5       All claims made in connection with the Products and Product Materials are in all material respects accurate, complete and have been substantiated prior to use in advertising, promotion or on the Products or Product Materials.

14.2.6       Licensee, at its expense, shall be responsible for obtaining and maintaining all licenses, permits and approvals that are required by all appropriate governmental authorities, with respect to Licensee’s compliance with it obligations under this Agreement, excluding any licenses, permits or approvals necessary for Motorola to maintain its rights in the Trademarks, and to comply with any requirements of such governmental authorities for the registration or recording of this Agreement and for making payments hereunder. Licensee shall furnish to Motorola within thirty (30) days of receipt of same, written evidence from such governmental authorities of any such licenses, permits, clearances, authorizations, approvals, registration or recording.

14.2.7       All Products are safe for any use consistent with the warranties, specifications and requirements of this Agreement.

14.2.8       All Products are of merchantable quality, and conform to the specifications and requirements of quality in materials, design, and workmanship in this Agreement.

14.2.9       Licensee warrants that its performance hereunder will be in compliance with all applicable federal, state and local laws, orders, rules and regulations.

14.3     Compliance with Laws and Procedures; Authority.  Each party hereto warrants that such party's performance hereunder will be in compliance with all applicable federal, state and local laws, orders, rules and regulations, whether domestic or foreign.  Each party hereto warrants that its execution, delivery and performance of this Agreement has been authorized by all necessary corporation action and that this Agreement has been duly authorized, executed and delivered.

15.       INDEMNITIES AND INSURANCE

15.1     Licensee acknowledges that, except as set forth in Section 15.2 of this Agreement, it will have no claims against Motorola for any damage to property or injury to persons arising out of the operation of Licensee’s business.  Licensee agrees to indemnify, hold harmless and defend Motorola , its subsidiaries and customers, with legal counsel acceptable to Motorola, from and against all third-party suits, actions, claims, damages, liabilities, costs and expenses, including attorneys fees, court costs and other legal expenses, arising out of or connected with the Products, Licensee’s methods of manufacturing, marketing, selling, distributing or use of the Products, the promotional or packaging material relating to the Products, or any breach by Licensee of any provision of this Agreement or of any warranty made by Licensee in this Agreement.   Motorola agrees to give Licensee written notice of any claim within ten (ten) days of receipt by Motorola.  Motorola’s failure to provide written notice of the claim within ten days shall not affect its right to indemnification unless and to the extent the delay materially prejudices Licensee’s ability to respond to the claim.  Licensee shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that: (i) Licensee shall keep Motorola informed of, and consult with Motorola in connection with the progress of such litigation or settlement; and (ii) Licensee shall not have any right, without Motorola’s prior written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgement of any liability or wrongdoing (whether in contract, tort, or otherwise) on the part of Motorola or any Motorola Affiliate.

15.2     Motorola agrees to indemnify, hold harmless and defend Licensee from and against all third-party suits, actions, claims, damages, liabilities, costs and expenses, including attorney’s fees, court costs and other legal expenses, arising out of or relating to infringement of the trademarks or copyrights of any third party by the Trademarks so long as such claims arise from Licensee’s promotion or sale of the Products in the Territory and Licensee’s use of the Trademarks  in accordance with the terms of this Agreement. Licensee agrees to give Motorola written notice of any claim within ten (10) days business days of receipt by Licensee.  Licensee’s failure to provide written notice of the claim within ten days shall not affect its right to indemnification unless and to the extent the delay materially prejudices Motorola’s ability to respond to the claim.  Licensee agrees to give Motorola control of the defense of the claim and cooperates with Motorola in the defense and any related settlement negotiations.

15.3      During the term of the Agreement, Licensee will maintain at its own expense, commercial general liability (“CGL”) insurance including contractual liability coverage, products and completed operations in an amount not less than one Million Dollars ($1,000,000.) per occurrence for bodily injury, personal injury and property damage liability.  The insurance will be placed with an insurer acceptable to Motorola, licensed for the jurisdiction in which this Agreement is performed and having a Best’s Rating not less than A-VII.  The CGL policy will name Motorola, Inc. as an additional insured and provide a minimum thirty (30) days prior written notice of cancellation or material change.  Licensee shall furnish Motorola within thirty (30) days after execution of this Agreement or, if earlier, prior to the sale of the Products, with a certificate of insurance stating thereon the limits of liability, the period of coverage, the parties insured (including Licensee and Motorola), and the insurer’s agreement not to terminate or materially modify such insurance without endeavoring to notify Motorola in writing at least ten (10) days before such termination or modification.  Coverage provided for Motorola shall be primary, and any insurance maintained by Motorola shall be in excess and not contributing with any insurance provided by Licensee.  Coverage shall be on a claims made basis.  Motorola shall not be responsible for the payment of the premiums, charge taxes, assessments, or other costs for the product liability insurance.

15.4      The existence of the product liability insurance shall not mitigate, alter, or waive the indemnity provisions of Section 15.

16.         DISPUTE RESOLUTION

16.1      The Parties will attempt to settle any claim or controversy relating to this Agreement through negotiation in good faith and a spirit of mutual cooperation. If those attempts fail to achieve a settlement, then the dispute will be mediated by a mutually acceptable mediator to be chosen by the Parties within forty-five (45) days after written notice by either Party demanding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator, and the Parties will share the costs of mediation equally. The non-binding mediation hearing shall be conducted within forty-five (45) calendar days after the selection of the mediator. Each Party shall bear its own attorney’s fees and other costs. Any mediation shall be conducted in the English language.

16.2          Any dispute that cannot be resolved between the Parties through negotiation or mediation within six (6) months of the date of the initial demand for mediation by one of the Parties may then be submitted to the courts for resolution. The use of any mediation procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. Nothing in this Section will prevent either Party from resorting to judicial proceedings if interim relief from a court is necessary to prevent serious and irreparable injury to that Party or to others. In addition, nothing in this Section 16 shall be construed as applying to disputes regarding the Intellectual Property Rights (including Confidential Information) or Trademarks.

17.              FORCE MAJEURE

17.1      The terms of this Agreement are binding upon the parties hereto except where prevented, delayed or interfered with by causes beyond the reasonable control and without the fault or negligence of the non-performing party, including, without limitation, riot, war, strike, significant acts of terrorism and the effects thereof, insurrection, civil war or severe domestic instability or suspension of the banking or foreign exchange system in any nation in the Territory or place of manufacture of the Products, banking moratorium, or hostilities between nations, governmental regulation (other than action taken in response to Motorola’s or Licensee’s violation or failure to act with respect to any law or governmental regulation, in which case the party at fault shall not be permitted to claim the benefit of this Section 17), acts of God, fire, accidents, strikes or earthquakes.

17.2     The party affected by force majeure shall give notice to the other party of said force majeure event Promptly after the occurrence thereafter, stating therein the nature of suspension of performance and reasons thereof.  Such party shall use its best efforts to resume performance as soon as reasonably possible.  Upon restoration of the affected party’s ability to perform its obligations hereunder, the affected party will give immediate notice to the other party.

17.3     If the force majeure condition that prevents a party’s performance hereunder shall continue for a period of six (6) consecutive months, and there shall be no reasonable prospect for the immediate cure thereof despite the best efforts of the affected party to cure the same, then either party shall have the right to terminate this Agreement in its entirety and without liability upon ninety (90) days prior notice to the other party.

18.        LIMITATION OF LIABILITY

18.1     Except for third party damages included in settlements and judgments subject to Section15.2 Motorola shall not be liable to Licensee for lost profits, or consequential, indirect, incidental, special or punitive damages, even if advised in advance of the possibility of such damages.  Except for judgments or settlements subject to Section 15.2, Motorola shall not be liable to Licensee for direct damages in excess of the total Royalties paid by Licensee to Motorola under this agreement.

19.  COMPLIANCE WITH LAWS

19.1     In the performance of this Agreement, Licensee shall comply in all material respects with published applicable laws and regulations in the countries of said Territory. Should Licensee be or become aware of any applicable laws or regulations which are inconsistent with the provisions of this Agreement, Licensee shall Promptly notify Motorola of such inconsistency. The parties then, shall in good faith, negotiate a modification to this Agreement such that it complies with applicable law and regulations and if the parties are unable to successfully negotiate such a modification Motorola may terminate the license and rights granted hereunder in that jurisdiction, and the Territory set forth in Exhibit B shall be appropriately amended.

19.2   Compliance with Laws and Ethical Standards.  Licensee, on behalf of itself, its Affiliates and its suppliers and subcontractors (“Supply Chain”), represents and warrants that all Products are produced, manufactured and supplied, and Services are rendered, in compliance in all material respects with applicable laws, rules, regulations and standards, including those concerning environmental protection, freedom of association, wages and humane treatment of workers, as set forth in Exhibit G

19.3  Inspection of Facilities.  Upon five (5) business days’ notice to Licensee, Motorola shall have the right to conduct or have conducted, during regular business hours, an examination of Licensee’s or Licensee’s Affiliate’s or an Approved Manufacturer’s manufacturing, assembly, testing  and business facilities to determine compliance with laws and ethical standards as set forth on Exhibit G.

20        INTELLECTUAL PROPERTY

20.1     No grant or transfer of any Motorola’s Intellectual Property Rights to Licensee is given or intended under this agreement, including any license implied or otherwise, except as expressly provided in Section 2 of this Agreement.

20.2     As between Motorola and Licensee, Motorola owns and, upon creation shall own, all rights in the Trademarks, the trade dress, copyrights, ornamental designs, industrial designs and design patents associated with the Product and Product Materials and any Derivative Works created from them. Notwithstanding the foregoing, if Licensee presents to Motorola a sample of a product that is designed to fit mobile telephones generally and is not designed to fit a Motorola product specifically (hereinafter a “Universal” case), and Licensee give Motorola a right of first refusal to exclusively use the design of the Universal case as a Product under the terms of this Agreement, then the ornamental and industrial design rights and design patents associated with such Universal case shall be owned by Licensee.  Licensee shall cooperate and shall execute all papers reasonably requested by Motorola to effect registration, maintenance and renewal of these rights, at the sole expense of Motorola.

21.       PRESS RELEASES

21.1     Licensee shall make no press releases concerning the business relationship or license granted in this Agreement or the introduction or sales of Products without Motorola’s written agreement as to the form and content of the proposed press release.

22.       ETHICS AND CONFLICTS OF INTEREST.

22.1     Both parties will refrain from activities that: (i) are illegal, unethical; (ii) might bring either party into disrepute; or (iii) might constitute or represent a serious conflict of interest or that might give the appearance of impropriety. Both parties will cooperate fully in any investigation or evaluation of such matters. Breach of this obligation by either party will entitle the non-breaching party to terminate this Agreement without notice.

23.       NOTICES

23.1     Any notice required or permitted to be given under this Agreement shall be in writing and shall be directed by one party to the other at its respective address as follows unless otherwise provided for in this Agreement:

Licensor:         Robert Vacheron

                        Category Manager

                        Motorola, Inc.

                        1700 Bellemeade Ct.

                        Lawrenceville, GA 30043

                        EMAIL:  CRV009@motorola.com

                                               and to:

                                                  Scott Offer

                                                  Corporate Vice President

                                                  Law Department, Personal Communications Sector

                                                  Motorola, Inc.

                                                  600 North U.S. Highway 45

                                                  Libertyville , IL 60048-1286

Licensee:        Douglas Sabra

                        Chief Executive Officer

                        Forward Industries

                        1801 Green Road, Suite E.

                        Pompano Beach, FL 33064

                        Phone: 954-360-6420

                        FAX: 954-419-9735

                        EMAIL: dsabra@forwardindustries.com

And to:

                        Steven A. Malsin

                        Attorney at Law

                        237 Upper Shad Road

                        Pound Ridge, NY 10576

23.2     Any notice required or permitted to be given under this Agreement shall be in writing, shall be deemed to have been received (i) when delivered personally; (ii) when sent by confirmed facsimile or by e-mail except for notices that relate to default provisions; (iii) five (5) days after having been sent by registered or certified mall, return receipt requested, postage prepaid; or (iv) one business (1) day after deposit with a commercial overnight carrier with written verification of receipt.

23.3     Either party may change the address to which notices or requests shall be directed by written notice to the other party, but such written notice to be effective must be received by the other party at least thirty (30) days before the effective date of the change of address.

24.        ASSIGNMENT OF RIGHTS AND SUBLICENSE

24.1     The benefit of this Agreement shall be personal to Licensee who shall not, without the prior consent in writing of Motorola, assign its rights, or delegate its duties hereunder, nor grant or purport to grant any sublicense in respect to the Trademarks, to third parties.

24.2     Notwithstanding the above, Licensee shall have the right to assign its rights and to delegate its duties under this Agreement, with Motorola’s prior written consent, which shall not be unreasonably withheld, to wholly-owned subsidiaries of Licensee. In the event that Licensee undergoes a substantial change of ownership, whether or not such a change results from a merger, acquisition, consolidation or otherwise, Licensee shall have the right to assign its rights and to delegate its duties to such new owner under this Agreement, with Motorola’s prior written consent, provided that the substantial change of ownership does not result in a substantial change in the nature of the Licensee’s business, a substantial change in nature including, but not limited to, a change in product mix, pricing structure, financial condition or method of doing business. However, in any instance, Licensee and its assignee shall remain ultimately liable to Motorola for all of the obligations assumed by it under the terms of the Agreement.

25.   FREEDOM OF ACTION

25.1          Nothing in this Agreement shall be construed as prohibiting or restricting Motorola or its subsidiaries from independently developing, having developed independently, acquiring, licensing, distributing or marketing products, services and other materials which are competitive in any form with the Products. Licensee agrees and acknowledges that it shall not hold Motorola liable for any lost sales or revenues in respect to the sales performance of the Products, regardless of the reason for such lost sales or revenues including, but not limited to, Motorola’s direction in the appearance, function or marketing of the Products.

26.       APPROVALS

26.1     Any approval required by this Agreement to be obtained from Motorola must be in writing from the Category Manager and may be withheld by Motorola for any reason deemed reasonable and justifiable in the sole determination of Motorola.  If approval is not delivered in writing to the Licensee within fifteen (15) business days of submission of a request for approval, the request for approval shall be deemed to be denied.

27.       WAIVER OF DEFAULT OR OTHER RIGHTS

27.1     The failure of Motorola to insist in any one or more instances of the performance of any term, obligation or condition of this Agreement by Licensee or to exercise any right or privilege herein conferred upon Motorola shall not be construed as thereafter waiving such term, obligation, or condition, or relinquishing such right or privilege, and the acknowledged waiver or relinquishment by Motorola of any default or right and shall not constitute waiver of any other default or right.

28.       SEVERABILITY

28.1     If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail of its essential purpose or purposes.  The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable provisions that will maintain the economic purposes and intentions of this Agreement.

29.       SECTION HEADINGS

29.1     The captions for each Section have been inserted for the sake of convenience and shall not be deemed to be binding upon the parties for the purpose of interpretation of this Agreement.

30.       EXHIBITS

30.1     All references to “Exhibit” or “Exhibits” herein shall mean those Exhibits A through G attached to this Agreement, which are hereby incorporated into this Agreement as though fully set forth herein.

31.       SURVIVAL

31.1     Licensee’s obligations and agreements under Sections 6, 7, 8, 11, 12, 13,15, 16, 18, 19, 20, 21, 22, 23, 25, 27, 28, 29, 30, 31, 33, 34, 35  shall survive the termination or expiration of this Agreement.

32.       TIME IS OF THE ESSENCE

32.1     Time is of the essence with respect to the obligations to be performed under this Agreement.

33.       RIGHTS CUMULATIVE

33.1     Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

34.       ENTIRE AGREEMENT

34.1     The provisions of this Agreement contain the entire agreement between the parties relating to use by Licensee of Trademarks on Products, and on Product Materials, and supersede and cancel all prior provisions, negotiations, agreements and commitments (whether oral or in writing) with respect to the subject matter hereof. This Agreement shall be interpreted to achieve the objectives and intent of the parties as set forth in the text and factual recitals of the Agreement. It is specifically agreed that no evidence of discussions during the negotiation of the Agreement or drafts written or exchanged may be used in connection with the interpretation or construction of this Agreement. This Agreement may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by the parties. In the event of any conflict between the provisions of this Agreement and provisions in any other agreement with Licensee, the provisions of this Agreement shall prevail.

35.       GOVERNING LAW

35.1                  This Agreement is deemed to be executed in the State of Illinois and the construction and performance of this Agreement will be construed and interpreted according to the substantive laws of that State without regard to its conflicts of law principles or rules.  The parties agree that any legal action or proceeding between Motorola and Licensee with respect to this Agreement, including the Manufacturer’s Agreement, shall be brought in the United States District Court for the Northern District of Illinois or, if such court does not have jurisdiction, in any court of general jurisdiction in Cook County, Illinois.

IN WITNESS WHEREOF, the parties haves caused this Agreement to be executed in duplicate originals by their duly authorized representatives on the dates indicated below.

MOTOROLA, INC.

/s/ Philip Gilchrist

By:  Philip Gilchrist

Title:  Vice President, Global Product Management, Mobile Devices Business

Date:  May 22, 2008

FORWARD INDUSTRIES, INC.

/s/ Doug Sabra

BY:  Doug Sabra

Title:  Chief Executive Officer

Date:  May 14, 2008

EXHIBIT A

License between Motorola and Forward Industries

Products: Carry solutions, face plates, cleaners and decorative accessories for mobile telephones and related accessories.

Territory:  USA, Canada, Austria, Belgium, , Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Monaco, Norway, Portugal, Spain, Sweden, Switzerland, UK, Czech Republic, Hungary, Latvia, Lithuania, Poland, Slovakia, Croatia, Estonia, Russia, Ukraine, Liechtenstein, Albania, Belarus, Bosnia-Herzegovina, Bulgaria, Macedonia, Romania, Slovenia, Uzbekistan

Royalty (for each product): 15 % of Net Sales.

Term:   April 1, 2008 through March 31, 2009

Sales Year:  April 1 to March 31

Minimum Royalty:

2008:

Q1 - N/A

Q2 – N/A

Q3 - $150,000

Q4 - $250,000

2009:

Q1 - $250,000

EXHIBIT B

The Licensed Motorola Trademarks are: the MOTOROLA signature and the stylized M logo (“Emsignia”) and associated Motorola Trade Dress

EXHIBIT C

TRADEMARK USE GUIDELINES

Artistic renderings of the Licensed Motorola Trademarks and Trade Dress shall be provided to Licensee under the following items, which become a part of this agreement by reference:

- Motorola Basic Corporate Identity Standards

- Motorola Consumer Packaging Guidelines

- Motorola logo and artwork files

- Motorola Global POS guidelines

FILES ARE SUBJECT TO CHANGE

Motorola shall keep Licensee appraised of any changes and, in the event such change affects inventory or packaging in stock or in production by Licensee,  then Licensee shall be permitted to sell such inventory and implement the change as a “running change” as soon as practicable.

EXHIBIT D

SPECIFICATIONS

 Material and Methods Specification-Template for Personalization Products supplied as a .pdf file

Test Validation Matrix supplied as an Excel document

EXHIBIT E

MANUFACTURER’S AGREEMENT

AGREEMENT dated this  ___________day of____________________, 200_, by and among_________________________ (Address)____________ (“Licensee”) and ________________________, (Address)____________, (“Manufacturer”), and Motorola, Inc., a Delaware Corporation (“Motorola”).

WHEREAS, Licensee has obtained a license from Motorola to use the Trademarks, Motorola Trade Dress and Copyrights referred to in Exhibit 1 (collectively “Trademarks”) to this Manufacturer’s Agreement, on or in conjunction with the product(s) referred to in Exhibit 2 (“Product(s)”) to this Manufacturer’s Agreement; and

WHEREAS, Motorola owns throughout the world certain trademark registrations for the Trademarks for use on a variety of goods; and

WHEREAS, Manufacturer wishes to manufacture, exclusively for Licensee, Product(s) using the Trademarks .

NOW, in consideration of the foregoing, the covenants hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                 TRADEMARKS, TRADE DRESS, ORNAMENTAL DESIGNS

1.1       Manufacturer agrees that any and all rights that may be acquired by the use of the Trademarks and Copyrights by the Manufacturer shall inure to the sole benefit of Motorola. The Manufacturer shall execute all papers and to make such filings as required to confirm such use inures to the benefit of Motorola.

            1.2       As between Motorola and Manufacturer, Motorola owns and, upon creation shall own, all rights in the trade dress, copyrights, ornamental designs, industrial designs and design patents associated with the Product and any packaging,  marketing materials, point-of-sale materials, publicity, advertising, signs, catalogs product brochures, warranty statement, user guide, and other in-box materials relating to the Products and any derivative works created from them.  Manufacturer shall cooperate and shall execute all papers reasonably requested by Motorola to effect registration, maintenance and renewal of these rights, at the sole expense of Motorola.

2.       PROTECTION AND MAINTENANCE OF TRADEMARK

2.1                   Manufacturer also agrees to cooperate and execute all papers reasonably requested by Licensee or Motorola to effect further registration, maintenance, and renewal of the Trademarks and Copyrights at the sole expense of Motorola and, where applicable, to record Manufacturer as a registered user of the Trademarks.  Manufacturer agrees not to use the Trademarks and Copyrights or any part thereof as part of its corporate or trade name nor use any name or mark confusingly similar to, or derivative of, the Trademarks and Copyrights.

2.2                   Manufacturer further agrees not to register in any country any name or mark resembling or confusingly similar to or derivative of the Trademarks and Copyrights.

2.3       Manufacturer agrees that if any application for registration is, or has been filed in any country by Manufacturer which relates to any name or trademark which, in the opinion of Motorola, is confusingly similar, deceptive or misleading with respect to the Trademarks and Copyrights, Manufacturer shall abandon immediately any such application or registration or, at Motorola’s sole discretion, assign it to Motorola.

2.4       Manufacturer agrees that if it is notified by Licensee or Motorola of any change in any of the Trademarks and Copyrights, Manufacturer shall immediately change the Trademarks and Copyrights to conform with such change.

3.         CONTRACT MANUFACTURE LIMITATION

3.1       Manufacturer agrees that it will not manufacture any goods using the Trademark and Copyrights other than the Product(s) specified by this Manufacturer’s Agreement for which Manufacturer was approved and shall exclusively manufacture for and/or sell to Licensee any such Product(s) during the term of Licensee’s license from Motorola to use the Trademark and Copyrights on such Product(s).

4.   COMPLIANCE WITH LAW AND LABOR PRACTICES

            4.1  Manufacturer agrees to comply with all applicable laws, orders, rules and regulations in performing its obligations.

                        4.2  Manufacturer warrants that all Products manufactured by Manufacturer will be produced in compliance with all applicable laws, orders, rules and regulations in the jurisdiction Manufacturer manufactures the Products and will comply with the provisions of the Compliance with Laws and Standards document attached hereto as Exhibit 3.

.

                        4.3  Manufacturer warrants that all Products will be manufactured by it, whether assembled or packaged in whole or in part, without the use of any forced labor, prison labor or child labor, and that such Products will not be trans-shipped for the purpose of mislabeling, evading quota or country of origin restrictions, or avoiding compliance with provisions against forced labor, prison labor or child labor.

5.   REPRESENTATION AND WARRANTIES

5.1       Manufacturer further agrees and warrants that at all times:

(i)         it has and shall maintain all rights and licenses needed to manufacture and sell the Products and the Products do not infringe any patent, copyright, mask work right, moral right, trademark, service mark, trade secret and/or all other intellectual property rights and/or similar rights of any third party. Manufacturer is solely responsible for all royalties, fees or other payments to secure such rights and licenses.

(ii)        Manufacturer shall secure and maintain all certifications and requirements to manufacture and sell the Products and Manufacturer shall affix all labels on the appropriate area of each Product regarding such certifications and requirements. Manufacturer shall provide written evidence of such certifications and approvals upon request.

(iii)   All Products are new, and do not contain anything used, and Manufacturer shall have processes, procedures and documentation in place to comply with and substantiate this representation and warranty.

6.  INDEMNIFICATION

6.1       Manufacturer agrees to indemnify, hold harmless and defend Motorola its subsidiaries and customers with legal counsel acceptable to Motorola from and against all suits, actions, claims, damages, liabilities, costs and expenses, including attorneys fees, court costs and other legal expenses (collectively “Claims”), arising out of or connected with the Products, Manufacturer's methods of manufacturing the Products, and the promotional or packaging material relating to the Products, except where such Claims arise solely out of Licensee’s actions or omissions.  Motorola agrees to give Manufacturer written notice of any claim within thirty (thirty) days of receipt by Motorola. Motorola’s failure to provide written notice of the claim within thirty days shall not affect its right to indemnification unless the delay materially prejudices Manufacturer’s ability to respond to the claim. Manufacturer shall bear full responsibility for the defense (including any settlements) of any such claim; provided, however, that: (i) Manufacturer shall keep Motorola informed of, and consult with Motorola in connection with the progress of such litigation or settlement; and (ii) Manufacturer shall not have any right, without Motorola’s prior written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgement of, any liability or wrongdoing (whether in contract, tort, or otherwise) on the part of Motorola or Motorola subsidiary.

INSPECTION AND AUDIT

7.1       Manufacturer further agrees that upon seven (7) days notice to Licensee, who shall in turn notify Manufacturer, Motorola shall have the right to inspect, at Motorola’s expense, the manufacturing facilities of Manufacturer during regular business hours to determine compliance of the Product(s) manufactured by Manufacturer with the applicable Control Specifications approved by Motorola and supplied to Manufacturer by Licensee, and for compliance with laws, standards and labor practices.

7.2       Manufacturer further agrees that, during the term of this Agreement and for at least five (5) years following the termination or expiration of this Agreement, Manufacturer and its Affiliates shall maintain at Manufacturer’s or its Affiliate’s principal office, such books and records, including, but not limited to, production, inventory and sales records (collectively “Books and Records”) as are necessary to substantiate that: (i) all statements submitted to Motorola by Licensee were true, complete and accurate with regard to the quantities of Products sold to Licensee by Manufacturer and the countries to which they were shipped; (ii) Manufacturer has manufactured and sold Products exclusively to Licensee in accordance with the provisions of this Agreement; and (iii) no payments have been made, directly or indirectly, by or on behalf of Manufacturer or Licensee to or for the benefit of any Motorola employee or agent who may reasonably be expected to influence Motorola’s decision to enter this Agreement or the amounts to be paid by Licensee or Manufacturer under this Agreement.  (As used in this Section, “payment” shall include money, property, services, and all other forms of consideration.)  All Books and Records shall be maintained in accordance with generally accepted accounting principles consistently applied.  During the Term of, and for five (5) years after the termination or expiration of this Agreement, the Books and Records shall be open to inspection, audit, and copy by or on behalf of Motorola during business hours.

8.       CONFLICTING LAWS

          8.1        Manufacturer agrees that should it be or become aware of any applicable laws or regulations which are materially inconsistent with the provisions of the Manufacturer’s Agreement, it shall notify Licensee within fifteen (15) days of becoming aware of such material inconsistency.

9.       TERMINATION AND EXPIRATION

            9.1        Manufacturer agrees that upon the termination or expiration of this Manufacturer’s Agreement, Manufacturer shall execute all papers and make such filings as necessary to terminate any registered user agreements or similar agreements that may have been executed, filed and/or recorded while this Manufacturer’s Agreement was in effect.

9.2       Manufacturer acknowledges that any material breach by Manufacturer of this Manufacturer’s Agreement will cause irreparable harm and damages to Licensee and/or Motorola.  If  Licensee  or Motorola determine Manufacturer has materially breached this Manufacturer’s Agreement, Manufacturer shall have thirty (30) days to cure such breach to the satisfaction of Motorola  and Licensee. If Manufacturer fails to cure such material breach in thirty (30) days, this Manufacturer’s Agreement shall terminate. The parties of this Manufacturer’s Agreement expressly agree that Motorola, is an intended beneficiary of this Manufacturer’s Agreement with rights to enforce such agreement.

10.             GOVERNING LAW

10.1     The construction and performance of this Manufacturer’s Agreement will be governed by the internal, substantive laws of the state of Illinois without regard to its choice of law rules.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.

MANUFACTURER                                        LICENSEE

By:    __________________________           By:  _____________________

Title:  __________________________           Title:  ____________________

Date:  __________________________          Date:  ____________________

MOTOROLA, INC.

By:    __________________________

Title:  __________________________

Date:  __________________________

EXHIBIT 1 to Manufacturer’s Agreement

TRADEMARKS, TRADE DRESS, AND COPYRIGHTS

The Licensed Motorola Trademarks are: the MOTOROLA signature and the stylized M logo (“Emsignia”) and associated Motorola Trade Dress

EXHIBIT 2 to Manufacturer’s Agreement

PRODUCTS

EXHIBIT 3 to Manufacturer’s Agreement

Compliance with Laws and Ethical Standards

1.         Ethical Conduct, Anticorruption and Unfair Business Practices

Motorola has historically depended on product quality and superiority, combined with outstanding support capability, to sell its products.  Accordingly, Manufacturer agrees to perform the services hereunder with the highest ethical standards.  Motorola will not do business with any entity or person where Motorola believes that payoffs or similar improper or unethical practices are involved.  Motorola expects its Manufacturers to abide by this policy and not to have a relationship with another entity or person, or engage in any activity that results or may result in a conflict of interest, or embarrassment to Motorola, or harm to Motorola's reputation.  Manufacturer will:  (i) maintain transparency and accuracy in corporate record keeping; (ii) act lawfully and with integrity in handling competitive data, proprietary information and other intellectual property; and (iii) comply with legal requirements regarding fair competition and antitrust, and accurate and truthful marketing.  Manufacturer will not engage in corrupt practices, including public or private bribery or kickbacks.  If Manufacturer fails to comply in any respect with all of these requirements, then Motorola may immediately and without liability terminate this Agreement.

2.         Antidiscrimination and Humane Treatment of Workers

            a.         Manufacturer will employ workers on the basis of their ability to do the job and not on the basis of their personal characteristics or beliefs.

            b.         Manufacturer will assure that Products (including parts) will not be produced, manufactured, mined, or assembled with the use of forced, prison, or indentured labor, including debt bondage, or with the use of illegal child labor in violation of International Labor Conventions for minimum age (ILO-C138) and child labor (ILO-C182).  If Manufacturer recruits contract workers, Manufacturer will pay agency recruitment commissions, will not require workers to remain in employment for any period of time against their will, and will not impose any early termination penalties on workers.  If Manufacturer provides housing or eating facilities, Manufacturer will assure the facilities are operated and maintained in a safe, sanitary and dignified manner.

            c.         Manufacturer will operate safe, healthy and fair working environments, including managing operations so levels of overtime do not create inhumane working conditions.  Manufacturer will pay workers at least the minimum legal wage, or where no wage laws exist, the local industry standard.  Manufacturer will assure that workers are free to join, or refrain from joining, associations of their own choosing, unless otherwise prohibited by law.  Manufacturer will not routinely require workers to work in excess of six consecutive days without a rest day.

3.         Environmental Protection

            a.         Manufacturer will implement a functioning environmental management system in accordance with ISO 14001 or equivalent.  Third-party registration is recommended but not required.

            b.         Manufacturer certifies that Products and their parts do not contain and are not manufactured with a process that uses any Class I ozone-depleting substances (as identified in 40 CRF Part 82 Appendix A to Subpart A, or as subsequently identified by the U.S. Environmental Protection Agency as Class I ozone-depleting substances).  For Products imported into the United States, Manufacturer will provide Motorola with a completed and signed ODS Certification Questionnaire, accessible at the following URL: http://www.motorola.com/suppliers/materialsdisclosure

            c.         For Products used as parts for Motorola products, including the packaging used with such products and any manuals that accompany such products in the ordinary course, Manufacturer will provide material disclosure or certification, as defined in Motorola’s Controlled and Reportable Materials Disclosure Process, accessible at the following URL:  http://www.motorola.com/suppliers/materialsdisclosure

4.         Material Safety Data Sheets

Manufacturer will electronically provide material safety data sheets, chemical safety data sheets, or equivalent documentation for all chemicals sold to Motorola.  For all chemicals supplied or imported into the United States, Manufacturer will certify that the chemicals are listed on the Toxic Substances Control Act, 15 USCS §2601, et. seq., chemical inventory, or are subject to an exemption specified in the material safety data sheets.

5.         Imports and Customs

Manufacturer will comply with all import and customs laws, regulations and administrative determinations of the importing country.  Manufacturer will comply with the security criteria of the importing country’s government security program.  If Manufacturer is providing Products to be delivered to, or Services to support delivery to, the U.S., Manufacturer will comply with the security criteria of the U.S. Customs and Border Protection’s Customs-Trade Partnership against Terrorism (C-TPAT) Program (available on http://www.cbp.gov ).

6.         Export Restriction

If Manufacturer is the exporter of record for any shipments, Manufacturer will obtain all export authorizations from the U.S. government or other governments that may be required to lawfully make such shipments.

7.         Utilization of Small Business Concerns

If applicable, Manufacturer will comply with the provisions of U.S. Federal Acquisition Regulation (FAR) 52.219-8 pertaining to Utilization of Small Business Concerns, as well as any other state and local, small and other business utilization laws.

8.         Equal Opportunity

If applicable, Manufacturer will comply with the provisions of FAR 52.222-21, 52.222-26, 52.222-35, and 52.222-36 pertaining to Segregated Facilities, Equal Opportunity, Equal Opportunity for Veterans, and Affirmative Action for Workers with Disabilities.  If applicable, Manufacturer will maintain, at each establishment, affirmative action programs required by the rules of the U.S. Secretary of Labor (41 CFR 60-1 and 60-2).

9.         Government Subcontract

If an Order is issued under a government contract, Manufacturer will comply with the terms of the government contract that appear on the Order, and with any other applicable laws, regulations and executive orders.

10.        Manufacturer Diversity

If Manufacturer is located in the United States or is supplying Products to Motorola locations based in the United States, Manufacturer will track and report its Supply Chain’s spend with minority-owned, women-owned and disabled veteran-owned business enterprises located in the United States.  Manufacturer and Motorola will agree on a goal for Manufacturer’s Supply Chain spend, based upon a percentage of Manufacturer’s total gross revenues under this Agreement.  Manufacturer will submit quarterly progress reports, in a format designated by Motorola, by the twenty-fifth day of the month following the end of each calendar quarter.  All reports will be forwarded to the Motorola Manufacturer Diversity Group, 2501 S. Price Road, M/D G1232, Chandler, AZ 85248, or sent via email to supplierdiversity@motorola.com .

11.        Product Safety and Regulatory Compliance

Manufacturer will ensure that all Products and services provided comply with all applicable regulations and laws, including all applicable product safety, environmental, and recycling regulations and laws.

12.        ICT Manufacturer Self Assessment Questionnaire

Upon Motorola’s request, Manufacturer will obtain a subscription to the Global e-sustainability Initiative (GeSI) and Electronic Industry Code of Conduct’s (EICC) online system E-TASC at www.E-TASC.com and complete the ICT Supplier Self-Assessment within that system.  Details regarding this ICT Supplier Self Assessment Questionnaire and Motorola Corporate Responsibility initiatives are available for review at:  http://compass.mot.com/web/wikinethome .

EXHIBIT F

PRODUCT WARRANTY

Licensee shall include a written warranty statement on or in all Product packaging. Such warranty shall, at a minimum:

  comply with all applicable laws of the country or countries in which the Product is sold;
  specify what components the warranty covers;
  specify the time period of the warranty, which shall be no less than one (1) and no more than five (5) years from date of purchase;
  specify the remedy (e.g. repair, replacement, or refund) if the Product does not conform to the warranty;
  specify the Licensee’s toll-free telephone number available to Product purchasers for warranty and other support;
  to the extent allowed by law, exclude consequential, incidental and punitive damages and limit any remedies to repair, replace or refund; and
  clearly indicate that Motorola is not responsible for warranty support of the Product be substantively equivalent to the sample warranty statement below:

The following statement shall be used for all goods sold in the United States:

Statement of Limited Warranty: (Licensee) warrants that for a period of — years from the date of purchase that this product 1) is free from defects in materials and workmanship and 2) conforms to its specifications. If this product does not function as warranted during the warranty period, (Licensee), at its option, will either replace this product with one that is functionally equivalent or will refund your purchase price. These are your exclusive remedies under this warranty. Please call 1-800 (XXXXXXXX) for warranty service.

This product is manufactured, distributed or sold by XXXXXX, official licensee for this product.  Motorola, the Motorola logo trademarks and the Motorola trade dress are owned by Motorola, Inc. and are used under license from Motorola. Please contact XXXXXX at YYYYYYYY for questions/comments, warranty, support, or service related to this product

This warranty will be voided by misuse, improper physical environment, accident, or improper maintenance by you. THIS WARRANTY REPLACES ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AN]) FITNESS FOR A PARTICULAR PURPOSE. THESE WARRANTIES GIVE YOU SPECIFIC LEGAL RIGHTS AND YOU MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM JURISDICTION TO JURISDICTION. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF EXPRESS OR IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION OR LIMITATION MAY NOT APPLY TO YOU. IN THAT EVENT, SUCH WARRANTIES ARE LIMITED IN DURATION TO THE WARRANTY PERIOD. NO WARRANTIES APPLY AFTER THAT PERIOD.

Circumstances may arise where, because of a default on (Licensee’s) part or other liability, you are entitled to recover damages from (Licensee). In each such instance, regardless of the basis on which you are entitled to claim damages from (Licensee) (including fundamental breach, negligence, misrepresentation, or other contract or tort claim), (Licensee) is only liable for:

1.          damages for bodily injury (including death) and damage to real property and tangible personal property; and

2.          the amount of any other actual direct damages or loss, up to the greater of $500 or the price paid for this product.

UNDER NO CIRCUMSTANCES IS (Licensee) OR XXX LIABLE FOR ANY OF THE FOLLOWING: (1) THIRD-PARTY CLAIMS AGAINST YOU FOR LOSSES OR DAMAGES (OTHER THAN THOSE UNDER THE FIRST ITEM LISTED ABOVE); (2) LOSS OF, OR DAMAGE TO, YOUR RECORDS OR DATA: OR (3) SPECIAL, INCIDENTAL OR INDIRECT DAMAGES OR FOR ANY ECONOMIC CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR SAVINGS), EVEN IF (Licensee) OR XXX ARE INFORMED OF THEIR POSSIBILITY. SOME JURISDICTIONS DO NOT ALLOW THE

EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE EXCLUSION OR LIMITATION MAY NOT APPLY TO YOU.

 EXHIBIT G

Compliance with Laws and Ethical Standards

1.         Ethical Conduct, Anticorruption and Unfair Business Practices

Motorola has historically depended on product quality and superiority, combined with outstanding support capability, to sell its products.  Accordingly, Licensee agrees to perform the services hereunder with the highest ethical standards.  Motorola will not do business with any entity or person where Motorola believes that payoffs or similar improper or unethical practices are involved.  Motorola expects its Licensees to abide by this policy and not to have a relationship with another entity or person, or engage in any activity that results or may result in a conflict of interest, or embarrassment to Motorola, or harm to Motorola's reputation.  Licensee will:  (i) maintain transparency and accuracy in corporate record keeping; (ii) act lawfully and with integrity in handling competitive data, proprietary information and other intellectual property; and (iii) comply with legal requirements regarding fair competition and antitrust, and accurate and truthful marketing.  Licensee will not engage in corrupt practices, including public or private bribery or kickbacks.  If Licensee fails to comply in any respect with all of these requirements, then Motorola may immediately and without liability terminate this Agreement.

2.         Antidiscrimination and Humane Treatment of Workers

            a.         Licensee will employ workers on the basis of their ability to do the job and not on the basis of their personal characteristics or beliefs.

            b.         Licensee will assure that Products (including parts) will not be produced, manufactured, mined, or assembled with the use of forced, prison, or indentured labor, including debt bondage, or with the use of illegal child labor in violation of International Labor Conventions for minimum age (ILO-C138) and child labor (ILO-C182).  If Licensee recruits contract workers, Licensee will pay agency recruitment commissions, will not require workers to remain in employment for any period of time against their will, and will not impose any early termination penalties on workers.  If Licensee provides housing or eating facilities, Licensee will assure the facilities are operated and maintained in a safe, sanitary and dignified manner.

            c.         Licensee will operate safe, healthy and fair working environments, including managing operations so levels of overtime do not create inhumane working conditions.  Licensee will pay workers at least the minimum legal wage, or where no wage laws exist, the local industry standard.  Licensee will assure that workers are free to join, or refrain from joining, associations of their own choosing, unless otherwise prohibited by law.  Licensee will not routinely require workers to work in excess of six consecutive days without a rest day.

3.         Environmental Protection

            a.         Licensee will implement a functioning environmental management system in accordance with ISO 14001 or equivalent.  Third-party registration is recommended but not required.

            b.         Licensee certifies that Products and their parts do not contain and are not manufactured with a process that uses any Class I ozone-depleting substances (as identified in 40 CRF Part 82 Appendix A to Subpart A, or as subsequently identified by the U.S. Environmental Protection Agency as Class I ozone-depleting substances).  For Products imported into the United States, Licensee will provide Motorola with a completed and signed ODS Certification Questionnaire, accessible at the following URL: http://www.motorola.com/content.jsp?globalObjectId=8343

            c.         For Products used as parts for Motorola products, including the packaging used with such products and any manuals that accompany such products in the ordinary course, Licensee will provide material disclosure or certification, as defined in Motorola’s Controlled and Reportable Materials Disclosure Process, accessible at the following URL:  http://www.motorola.com/mot/doc/1/1501_MotDoc.pdf

4.         Material Safety Data Sheets

Licensee will electronically provide material safety data sheets, chemical safety data sheets, or equivalent documentation for all chemicals sold to Motorola.  For all chemicals supplied or imported into the United States, Licensee will certify that the chemicals are listed on the Toxic Substances Control Act, 15 USCS §2601, et. seq., chemical inventory, or are subject to an exemption specified in the material safety data sheets.

5.         Imports and Customs

Licensee will comply with all import and customs laws, regulations and administrative determinations of the importing country.  Licensee will comply with the security criteria of the importing country’s government security program.  If Licensee is providing Products to be delivered to, or Services to support delivery to, the U.S., Licensee will comply with the security criteria of the U.S. Customs and Border Protection’s Customs-Trade Partnership against Terrorism (C-TPAT) Program (available on http://www.cbp.gov).

6.         Export Restriction

If Licensee is the exporter of record for any shipments, Licensee will obtain all export authorizations from the U.S. government or other governments that may be required to lawfully make such shipments.

7.         Utilization of Small Business Concerns

If applicable, Licensee will comply with the provisions of U.S. Federal Acquisition Regulation (FAR) 52.219-8 pertaining to Utilization of Small Business Concerns, as well as any other state and local, small and other business utilization laws.

8.         Equal Opportunity

If applicable, Licensee will comply with the provisions of FAR 52.222-21, 52.222-26, 52.222-35, and 52.222-36 pertaining to Segregated Facilities, Equal Opportunity, Equal Opportunity for Veterans, and Affirmative Action for Workers with Disabilities.  If applicable, Licensee will maintain, at each establishment, affirmative action programs required by the rules of the U.S. Secretary of Labor (41 CFR 60-1 and 60-2).

9.         Government Subcontract

If an Order is issued under a government contract, Licensee will comply with the terms of the government contract that appear on the Order, and with any other applicable laws, regulations and executive orders.

10.        Licensee Diversity

If Licensee is located in the United States or is supplying Products to Motorola locations based in the United States, Licensee will track and report its Supply Chain’s spend with minority-owned, women-owned and disabled veteran-owned business enterprises located in the United States.  Licensee and Motorola will agree on a goal for Licensee’s Supply Chain spend, based upon a percentage of Licensee’s total gross revenues under this Agreement.  Licensee will submit quarterly progress reports, in a format designated by Motorola, by the twenty-fifth day of the month following the end of each calendar quarter.  All reports will be forwarded to the Motorola Licensee Diversity Group, 2501 S. Price Road, M/D G1232, Chandler, AZ 85248, or sent via email to supplierdiversity@motorola.com .

11.        Product Safety and Regulatory Compliance

Licensee will ensure that all Products and services provided comply with all applicable regulations and laws, including all applicable product safety, environmental, and recycling regulations and laws.

12.        ICT Licensee Self Assessment Questionnaire

Upon Motorola’s request, Licensee will obtain a subscription to the Global e-sustainability Initiative (GeSI) and Electronic Industry Code of Conduct’s (EICC) online system E-TASC at www.E-TASC.com and complete the ICT Supplier Self-Assessment within that system.  Details regarding this ICT Supplier Self Assessment Questionnaire and Motorola Corporate Responsibility initiatives are available for review at:  http://compass.mot.com/web/wikinethome .